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EXHIBIT 16.2

                     Loral International CPA and Advisor LLC
                     ---------------------------------------
                                 Member of PCAOB
         Seattle Office: 720 Third Avenue, Suite 1611, Seattle WA, 98104
                     Phone: (206)264-8065 Fax: (206)264-7971

January 3, 2005

Ms. Carrie Hartwick, CEO & CFO                   BY FAX AND BY REGISTERED LETTER
Board of Directors
The Hartcourt Companies, Inc.
3F, No. 710, Chang Ping Road
Shanghai, China 200040

RE: DISAGREEMENTS on Hartcourt's Form 8-K contents
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Dear Ms. Carrie Hartwick:

As mentioned to you in the email dated December 30, 2004, that Loral DISAGREES with Harcourt (The Registrant, "HC") the content of HC's Form 8-K filing regarding Loral's resignation as the independent auditor of the HC.

1. CONTRARY TO YOUR 2ND PARAGRAPH, UNDER ITEM 4.01 (a) OF FORM 8-K :

- Loral QUALIFIED both 2002 and 2003 audit reports:

a) Loral 2002 audit report contains a qualified statement, which was issued for HC's financial statements ended on December 31, 2002. The qualified opinion contained an explanatory paragraph expressed substantial doubts on HC ability to continue as a going concern, due to its recurring losses and negative cash flows from operations. The accompanying financial statements to the Loral 2002 audited report were not adjusted to reflect such a going concern uncertainties.

b) Loral 2003 audit report contains a qualified audit opinion, issued for HC's financial statements ended on December 31, 2003. The 2003 opinion contained a paragraph expressing substantial doubts on HC's ability to continue its business as a going concern, due to HC recurring losses and negative cash flows from operations. This going concern was also included in the 2003 opinion under the fifth paragraph of Loral's report. The accompanying financial statements to the Loral 2003 audited report was not adjusted to reflect such a going concern uncertainties. In addition, two exceptions (red flags) on Hartcourt's tax issues. One of the red flags related to Hartcourt's failure to file the United States federal and state tax returns. The second exception related to HC China tax documents. Reason for such a red flag is that Hartcourt may keep different sets of accounting books in China, which Loral could not have full access to determine HC's Chinese tax liabilities. These two exceptions were described in the third paragraph of Loral's 2003 audit report. Additional disclosures of the tax issues were made in two (2) separate "Footnotes to the Hartcourt financial statements" to further discuss details of the exceptions. These exceptions and a going concerns led to Loral's qualified ("except for") opinion, indicated in the fourth paragraph of Loral's 2003 audit report.


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2. CONTRARY TO YOUR 3RD PARAGRAPH UNDER ITEM 4.01(a) OF FORM 8-K:

- Despite of Loral's requests to conduct an audit to clarify HC 2003 tax issues, HARTCOURT WAS NOT ABLE TO PROVIDE RELEVANT DOCUMENTS TO RESOLVE THE 2003 CHINESE TAX LIABILITIES ISSUES. As of today, Loral has not received any records or direct confirmation indicating complete and accurate 2003 tax records are readily available in China, to be used to serve as a base to resolve the outstanding tax issues. Despite of Loral's good faith efforts to co-ordinate during the past months, prima-facie 2003 tax documents was not provided to Loral. NOR THE HC MANAGEMENT CONFIRMED IN WRITING THAT THE 2003 OPERATIONS ARE FULLY IN COMPLIANCE WITH THE CHINESE TAX REGULATIONS.

- HC management refuses to provide the compressive tax records, nor is willing to pay a reasonable fee for an audit, while implying that Loral does not wish to re-audit 2003 tax deficiency. As a result, much discussed audit to follow up the 2003 deficiency can not performed in China after the issuance of the qualified 2003 audit opinion.

- In a lawyer's letter dated December 3, 2004 to Loral, HC threatened legal actions against Loral, if Loral does not "immediately begin the analysis in order for Loral to remove its qualifications from the 2003 Audit Report". Loral wishes to disclose that it is HC's inability to provide complete tax documents, hinders a re-audit of the 2003 issue. LORAL WELCOMES OTHER INDEPENDENT CPA FIRMS TO CONDUCT A FOLLOW-UP ON THE TAX DEFICIENCY. LORAL IS NOT INTIMIDATED BY LAWYER'S THREATENING LETTER. HOWEVER, LORAL BELIEVES THAT THE DISTURBING LEGAL LETTER IMPAIRS ITS ABILITY TO PERFORM ASSIGNMENTS INDEPENDENTLY. THUS, LORAL RESIGNED ON DECEMBER 30, 2004.

This letter is Loral's response to the Registrant's SEC Form 8-K disclosure filing, which was forward to Loral for comments on December 30, 2004.

Thank for your attention.



Sincerely Yours

/s/ LORAL INTERNATIONAL CPA AND ADVISOR, LLC

Loral International CPA and Advisor, LLC
January 3, 2005



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